EXHIBIT 21

Subsidiaries of Registrant

Giant Motorsports, Inc. has the following subsidiaries:

W.W. Cycles, Inc. - Ohio

Chicago Cycle, Inc. - Nevada

Giant Motorsports Acceptance Group, Inc. – Delaware